Garden State Securities Inc.

328 Newman Springs Rd.

Red Bank, NJ 07707

August 21, 2017

PURE Bioscience, Inc.

1725 Gillespie Way

El Cajon, California 92020

ATT: Henry R. Lambert, Chief Executive Officer

Re: Engagement Agreement Amendment for Warrant Exercise

Dear Mr. Lambert,

This letter sets forth changes to our Letter Agreement executed May 12, 2016 by and among PURE Biosciences, Inc. and its subsidiaries and affiliates, (collectively herein referred as the “Company”) and Garden State Securities Inc. and its subsidiaries and its affiliates (“GSS”), (which will be referred to as the “Letter Agreement Addendum”).

The Company intends to file a Tender Offer Statement pursuant to Rule 13e-4 of the Securities Exchange Act of 1934 (“Schedule TO”) with respect to the tender offer to holders of warrants issued to previous investors of the Company to amend the terms of such warrants in exchange for the holders exercising such warrants during the offer period at reduced exercise prices as further described in the Schedule TO .

In connection with this Letter Agreement Addendum and as set forth below in Section 2, the Company has agreed to pay and GSS has agreed to receive a 5% cash fee on any cash exercises of warrants in the Tender Offer that were issued in the Private Placement (the “2017 Warrants”) completed by GSS for the Company on December 1, 2016 and January 23, 2017 totaling $1,336,999.95 of capital raised (collectively known as “GSS Private”), as set forth below:

1. Services: GSS agrees to use best efforts to act as warrant solicitation agent (the “Services”) with respect to the tender offer to holders of the 2017 Warrants to amend the terms of such 2017 Warrants in exchange for such holders exercising the 2017 Warrants during the offer period at a reduced exercise price as further described in the Schedule TO (defined below)

2. Compensation for Warrant Exercises:

a.	In consideration for the Services, the Company agrees to pay to GSS at each full or incremental closing of the Tender Offer from any investors from the GSS Private that exercise 2017 Warrants in the Tender Offer, a cash fee of 5% of the total amount of capital received by the Company from the cash exercise of the 2017 Warrants . The Company will pay to GSS their cash fee within 1 business day of the closing of the Tender Offer. GSS shall not receive any fees with respect to the exercise of any other warrants of the Company either in connection with the Tender Offer or otherwise.

b.	The Company will also pay GSS’ legal fees not to exceed $7,500 within 1 business day of the closing of the Schedule TO.

3. Term: The term (the “Term”) of GSS’ engagement for the Services provided hereunder will begin on the date hereof and end on the earlier of (i) the closing of the Offer to Amend and Exercise and (ii) twelve (12) months from the date hereof, unless earlier terminated by mutual consent, provided however, that such termination shall not affect or limit GSS’ rights to receive fees accrued prior to such termination.

The Company will provide GSS with all filings and copies of all supporting documentation for Scheduled TO as it relates to any investors from the GSS Private that participates in the Schedule TO.

This Letter Agreement Amendment only supplements the Letter Agreement executed on May 12, 2016 as described above and does not replace or supersede the Letter Agreement. Any provision that continues to remain in effect in the Letter Agreement executed on May 12, 2016 shall remain in full force and effect only to the extent provided in the Letter Agreement, except as expressly modified herein.

If you are in agreement with the foregoing, please execute the enclosed counterpart of this letter in the space provided below for that purpose and deliver it to the undersigned, whereupon the terms hereof shall become a binding agreement between us.

Very truly yours,

/s/ Ernest Pellegrino
Ernest Pellegrino
Garden State Securities Corp.

AGREED TO AND ACCEPTED
THIS 21st DAY OF August, 2017

/s/ Henry R. Lambert
By: Henry R. Lambert, CEO
PURE Biosciences, Inc.